UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                            Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material under Rule 14a-12

AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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The following e-mail was sent by Autodesk, Inc. (the “Company”) to employees of the Company on October 10, 2007.

Re:	Upcoming shareholder vote on employee stock option plan

Autodesk employees,

The Autodesk Board of Directors recently approved a new stock option plan for employees, to become effective when the current plan expires next year. Because this new plan also requires stockholder approval to become effective, last week we sent a proxy proposal to our stockholders describing the plan. The stockholders will have the opportunity to vote on this proposal at a special stockholder meeting on November 6, 2007.

If you owned shares (not options) of Autodesk stock on September 21, 2007, you will receive proxy information and voting instructions. If you have instructed your stock broker to send these materials to you electronically, watch your e-mail. If you have elected regular mail notification, be on the lookout for hard-copy material.

Your vote in this matter is important. If you haven’t received your proxy material by October 19, 2007 please contact John Clancy in Investor Relations at 415.507.6373 or john.clancy@autodesk.com.

Thanks for your interest and cooperation.

Al Castino, Senior Vice President and Chief Financial Officer